                                                                EXHIBIT NO. 10.1

(AP SERVICES LLC LOGO)                     Detroit   New York   Chicago   Dallas


December 7, 2006

Board of Directors
Tecumseh Products Company
100 E. Patterson Street
Tecumseh, MI 49286

Re: Interim Management, Financial Advisory and Consulting Services

Gentlemen:

This letter, together with the attached Schedule(s), Exhibit and General Terms and Conditions, sets forth the agreement ("Agreement") between AP Services, LLC, a Michigan limited liability company ("APS"), and Tecumseh Products Company (the "Company"), for the engagement of APS to provide interim management, financial advisory and consulting services to the Company.

This Agreement replaces in its entirety the engagement letters between APS and the Company dated July 20, 2005 and AlixPartners, LLC, now known as AlixPartners, LLP a Delaware limited liability partnership ("AlixPartners") and the Company dated July 20, 2005 (collectively the "Engagement Letters"). The Company confirms that the Objectives and Tasks under the Engagement Letters were satisfactorily completed as of the date hereof.

All defined terms shall have the meanings ascribed to them in this letter and in the attached Schedule(s), Exhibit and General Terms and Conditions.

                              OBJECTIVES AND TASKS

Jim Bonsall will be designated "President of the Engine & Transmission Group," reporting to the Company's Chief Executive Officer. In addition, Bob Busch will be designated as "Vice President-Finance Engine & Transmission Group," reporting to Jim Bonsall. APS may provide additional resources including a Plant Manager of New Holstein Operations and up to three consultants to work with the Company's Engine Group on its sourcing project. James Bonsall, as well as all APS personnel regardless of designation or title will be deemed to be temporary employees ("Temporary Staff") of the Company.

Working collaboratively with the senior management team, the Board of Directors and other Company professionals, Mr. Bonsall will assist the Company in evaluating and implementing strategic and tactical options for performance improvement. In addition, the Temporary Staff (as defined below) will work with the Company and its team to do the following:

    2000 Town Center | Suite 2400 | Southfield, MI | 48075 | 248.358.4420 |
                    248.358.1969 fax | www.alixpartners.com

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(AP SERVICES LLC LOGO)

Board of Directors of Tecumseh Products Company
December 7, 2006
Page 2


-    Perform functions typically assigned to the President, Vice
     President-Finance and Plant Manager.

- Provide consultation to the President and the Engine procurement group related to the sourcing of product previously or currently manufactured in New Holstein.

- Assist with such other matters as may be requested that fall within APS' expertise and that are mutually agreeable.

                                    STAFFING

APS will provide the Company with the individuals set forth on Exhibit A subject to the terms and conditions of this Agreement, with titles, pay rates and other descriptions set forth therein.

The Temporary Staff may be assisted by or replaced by other professionals at various levels, as required, who shall also become Temporary Staff. APS will keep the Company informed as to APS' staffing and will not add additional Temporary Staff to the assignment without first consulting with the Company to obtain Company concurrence that such additional resources are required.

                          SETTLEMENT OF PRIOR ACCOUNTS

In satisfaction of all sums due AlixPartners LLC under the July 20, 2005 engagement letter, the Company and APS agree that $4,176,000 is still owed.

The Company agrees to pay $4,176,000 to AlixPartners on the following schedule:

Payment of $338,000 on December 7, 2006 and $338,000 on December 22, 2006

     - Payment of $250,000 twice a month (the 15th and last day of each month) beginning January 15, 2007 through July 31, 2007. The total of such payments being $3,500,000.

     - If payments are made in arrears of the above schedule and such arrearage is 20 days, the Company agrees to pay AlixPartners a one time additional fee of $5,000,000.

                            TIMING, FEES AND RETAINER

APS commenced this engagement on December 1, 2006. Please return a copy of the Agreement executed by the Company accompanied by the Retainer, as set forth on
Schedule 1.

(AP SERVICES LLC LOGO)

Board of Directors of Tecumseh Products Company
December 7, 2006
Page 3


The Company shall compensate APS for its services, and reimburse APS for expenses, as set forth on Schedule 1.

                                      * * *

The terms and conditions set out in the attached Schedule(s), Exhibit and the General Terms and Conditions form part of the Agreement and are incorporated by reference herein.

If these terms meet with your approval, please sign and return the enclosed copy of the Agreement and wire transfer the amount to increase the Retainer.

We look forward to our continuing relationship with you.

Sincerely yours,

AP SERVICES, LLC


/s/ James J. Bonsall
-------------------------------------
James J. Bonsall
Managing Director


Acknowledged and Agreed to:

TECUMSEH PRODUCTS COMPANY


By: /s/ Todd W. Herrick
    ---------------------------------
Its: CEO
Dated: 12/8/06


Acknowledged and Agreed to with respect to the Settlement of Accounts:

ALIXPARTNERS, LLP


By: /s/ James J. Bonsall
    ---------------------------------
Its: Managing Director
Dated: 12/8/06

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(AP SERVICES LLC LOGO)

                                AP SERVICES, LLC
                     EMPLOYMENT BY TECUMSEH PRODUCTS COMPANY

                                    EXHIBIT A

                               TEMPORARY EMPLOYEES
                  INDIVIDUALS WITH EXECUTIVE OFFICER POSITIONS

                                                                            COMMITMENT
      NAME                     DESCRIPTION              HOURLY RATE   FULL(1) OR PART(2)TIME
-----------------   ---------------------------------   -----------   ----------------------
James Bonsall       President - Engine &                2006-$670              Full
                    Transmission Group                  2007-$700

                         ADDITIONAL TEMPORARY EMPLOYEES

                                                                            COMMITMENT
      NAME                     DESCRIPTION              HOURLY RATE   FULL(1) OR PART(2)TIME
-----------------   ---------------------------------   -----------   ----------------------
Robert Busch        Vice President - Finance Engine &   2006-$550              Full
                    Transmission Group                  2007-$565

Fred Zorn           Plant Manager - New Holstein        2006-$450              Full
                    Operations                          2007-$470

Bob Sullivan        Director APS                        2006-$525              Full
                                                        2007-$550

Parmesh Bhaskaran   Vice President APS                  2006-$495              Full
                                                        2007-$520

Steve Hilgendorf    Vice President APS                  2006-$430              Full
                                                        2007-$450

The parties agree that Exhibit A can be amended by APS from time to time to add or delete staff.

(1)  Full time is defined as substantially full time.

(2) Part time is defined as approximately 2-3 days per week, with some weeks more or less depending on the needs and issues facing the Company at that time.
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(AP SERVICES LLC LOGO)

                                   SCHEDULE 1

                                FEES AND EXPENSES

1. FEES: APS' fees will be based on the hours worked by APS personnel at the hourly rates specified in Exhibit A In satisfaction of all sums due APS under the July 20, 2005 Engagement Letter, the Company and APS agree that $395,687.49 is still owing.

2. SUCCESS FEE: APS does not seek a Success Fee in connection with this engagement.

3. EXPENSES: In addition to the fees set forth herein, the Company shall pay directly, or reimburse APS upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with this assignment, such as travel, lodging, postage and a communications charge of $4.00 per billable hour to cover telephone and facsimile charges.

4. BREAK FEE: APS does not seek a Break Fee in connection with this engagement.

5. RETAINER: In addition to the $250,000 retainer paid in accordance with the July 20, 2005 engagement, the Company shall pay APS $350,000 for a total retainer of $600,000 to be applied against Fees and Expenses as set forth in this Schedule and in accordance with Section 2 of the attached General Terms and Conditions.

(AP SERVICES LLC LOGO)

                                   SCHEDULE 2

                                   DISCLOSURES

We know of no fact or situation that would represent a conflict of interest for us with regard to the Company. However, we wish to disclose the following:

- Al Koch, a Managing Director of AlixPartners, an affiliate of APS, is also on the Board of Directors of Tecumseh Products Company.

- Pursuant to the Recapitalization Agreement, dated as of August 3, 2006, among AlixPartners Holdings, Inc., AlixPartners, LLC, Jay Alix individually, H&F Astro LLC and those other persons that may become bound thereto, three private equity funds (collectively, "HFCP V") sponsored by Hellman & Friedman, LLC ("H&F LLC") acquired, indirectly through H&F Astro LLC, a controlling stake in AlixPartners as of October 12, 2006. Hellman & Friedman Investors V, LLC and H&F LLC (collectively, "H&F") control HFCP V. No material nonpublic information about Company has been furnished by AlixPartners to H&F. In conjunction with this transaction AlixPartners, LLC was converted to AlixPartners, LLP, a Delaware limited liability partnership.

- Kirkland & Ellis, a professional services firm of the Company, is counsel and adverse counsel to current and former AlixPartners and/or APS clients in matters unrelated to the Company. AlixPartners has been client of Kirkland & Ellis in matters unrelated to the Company.

This Schedule 2 may be updated by AlixPartners from time to time to disclose additional connections or relationships between AlixPartners and the interested parties.

                                AP SERVICES, LLC
                          GENERAL TERMS AND CONDITIONS

These General Terms and Conditions ("Terms") are incorporated into the letter agreement ("Agreement") between the Company and APS to which these Terms are attached.

SECTION 1. COMPANY RESPONSIBILITIES

The Company will undertake responsibilities as set forth below:

1. Provide reliable and accurate detailed information, materials, documentation and

2. Make decisions and take future actions, as the Company determines in its sole discretion, on any recommendations made by APS in connection with this Agreement.

APS' delivery of the services and the fees charged are dependent on (i) the Company's timely and effective completion of its responsibilities; and (ii) timely decisions and approvals made by the Company's management. The Company shall be responsible for any delays, additional costs or other deficiencies caused by not completing its responsibilities.

SECTION 2. RETAINER, BILLING AND PAYMENTS

RETAINER AND BILLING. APS will submit monthly invoices for services rendered and expenses incurred and will offset such invoices against the Retainer. Payment will be due upon receipt of the invoices to replenish the Retainer to the agreed-upon amount. Any unearned portion of the Retainer will be returned to the Company at the termination of the engagement.

PAYMENTS. All payments to be made by the Company to APS shall be payable upon receipt of invoice via wire transfer to APS' bank account, as follows:

          Receiving Bank:    Comerica Bank
                             ABA #072000096
          Receiving Account: AP Services, LLC
                             A/C #1851-765410

SECTION 3. RELATIONSHIP OF THE PARTIES

The parties intend that an independent contractor relationship will be created by the Agreement. As an independent contractor, APS will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation of all its employees and agents, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business. Of course, neither the Temporary Staff nor APS will be entitled to receive from the Company any vacation pay, sick leave, retirement, pension or social security benefits, workers' compensation, disability, unemployment insurance benefits or any other employee benefits. APS will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business.

The Company shall not solicit, recruit or hire any employees or agents of APS for a period of two years subsequent to the expiration or termination of the Agreement.

SECTION 4. CONFIDENTIALITY

APS shall keep confidential all non-public confidential or proprietary information obtained from the Company during the performance of its services hereunder (the "Information"), and neither APS nor the Temporary Staff will disclose any Information to any other person or entity. "Information" includes non-public confidential and proprietary data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models or any work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.

The foregoing is not intended to prohibit, nor shall it be construed as prohibiting, APS or the Temporary Staff from disclosure pursuant to a valid subpoena or court order, but neither APS nor the Temporary Staff shall encourage, suggest, invite or request, or assist in securing, any such subpoena or court order; and the Temporary Staff shall promptly give notice of any such subpoena or court order by fax transmission to the Company. APS and the Temporary Staff may make reasonable disclosures of Information to third parties in connection with the performance of APS' obligations and assignments hereunder. In addition, APS will have the right to disclose to others in the normal course of business its involvement with the Company.

The Company acknowledges that all information (written or oral), including advice and Work Product (as defined in Section 5), generated by APS and the Temporary Staff in connection with this engagement is intended solely for the benefit and use of the Company (limited to its management and its Board of Directors) in connection with the transactions to which it relates. The Company agrees that no such information shall be used for any other purpose or reproduced, disseminated, quoted or referred to with attribution to APS at any time in any manner or for any purpose without APS' prior approval except as required by law.

SECTION 5. INTELLECTUAL PROPERTY

All methodologies, processes, techniques, ideas, concepts, know-how, procedures, software, tools, writings and other intellectual property that APS has created, acquired or developed prior to the date of this Agreement are, and shall remain, the sole and exclusive property of APS, and the Company shall not acquire any interest therein. APS shall be free to use all methodologies, processes, techniques, ideas, concepts, know-how, procedures, software, tools, writings and other intellectual property that APS may create or develop in connection with this engagement, subject to its duty of confidentiality to the extent that the same contain information or materials furnished to APS by the Company that constitute Information referred to in Section 4 above. Except as provided above, all information, reports, materials, software and other work product that APS creates or develops specifically for the Company as part of this engagement (collectively known as "Work Product") shall be owned by the Company and shall constitute Information referred to in Section 4 above. APS may retain copies of the Work Product subject to its obligations under Section 4 above.

SECTION 6. FRAMEWORK OF THE ENGAGEMENT

The Company acknowledges that it is retaining APS to provide the Temporary Staff solely to assist and advise the Company as described in the Agreement. This engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting engagement.

SECTION 7. INDEMNIFICATION AND OTHER MATTERS

                                AP SERVICES, LLC
                          GENERAL TERMS AND CONDITIONS

The Company shall indemnify, hold harmless and defend APS and APS' directors, officers, employees, Temporary Staff and agents from and against all claims, liabilities, losses, expenses and damages arising from services performed by APS personnel in accordance with this Agreement. With respect to any matter for which indemnification is provided herein, the Company shall pay costs as incurred, including reasonable legal fees and disbursements of counsel in any legal proceeding in which APS or other indemitees may be required or agree to participate but in which they are not a party. APS and its directors, officers, employees, Temporary Staff and agents will engage a single firm of separate counsel acceptable to the Company, the approval for which shall not be unreasonably withheld, in connection with any of the matters to which indemnification agreement relates.

The Company shall use its best efforts to specifically include and cover, as a benefit for their protection, Temporary Staff serving as directors or officers of the Company or affiliates from time to time with direct coverage as named insureds under the Company's policy for directors' and officers' ("D&O") insurance, which policy shall be for at least $10 million.

APS is not responsible for any third-party products or services. The Company's sole and exclusive rights and remedies with respect to any third party products or services are against the third-party vendor and not against APS, whether or not APS is instrumental in procuring the third-party product or service.

APS shall not be liable to the Company except for actual damages resulting from bad faith, self-dealing or gross negligence.

SECTION 8. GOVERNING LAW

The Agreement is governed by and shall be construed in accordance with the laws of the State of Michigan with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.

Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, shall be settled by arbitration. Each party shall appoint one non-neutral arbitrator. The two party arbitrators shall select a third arbitrator. If within 30 days after their appointment the two party arbitrators do not select a third arbitrator, the third arbitrator shall be selected by the American Arbitration Association (AAA). The arbitration shall be conducted in Southfield, Michigan under the AAA's Commercial Arbitration Rules, and the arbitrators shall issue a reasoned award. The arbitrators may award costs and attorneys' fees to the prevailing party. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

SECTION 9. TERMINATION AND SURVIVAL

The Agreement may be terminated at any time by written notice by one party to the other; provided, however, that notwithstanding such termination APS will be entitled to any fees and expenses due under the provisions of the Agreement, including Success Fee and Break Fee in accordance with Schedule 1. Such payment obligation shall inure to the benefit of any successor or assignee of APS.

Sections 2, 4, 5, 7, 8, 9 and 10 of these Terms, the provisions of Schedule 2 and the obligation to pay accrued fees and expenses shall survive the expiration or termination of the Agreement.

SECTION 10. GENERAL

SEVERABILITY. If any portion of the Agreement shall be determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.

ENTIRE AGREEMENT. These Terms, the letter agreement into which they are incorporated and the Schedule(s) and Exhibit to such letter agreement contain the entire understanding of the parties relating to the services to be rendered by APS and the Temporary Staff and may not be amended or modified in any respect except in a writing signed by the parties. APS is not responsible for performing any services not specifically described herein or in a subsequent writing signed by the parties. If there is a conflict between these Terms and the balance of the Agreement, these Terms shall govern.

NOTICES. All notices required or permitted to be delivered under the Agreement shall be sent, if to APS, to:

     AP Services, LLC
     2000 Town Center, Suite 2400
     Southfield, MI 48075
     Attention: Mr. Melvin R. Christiansen

and if to the Company, to the address set forth in the Agreement, to the attention of the Company's General Counsel, or to such other name or address as may be given in writing to the other party. All notices under the Agreement shall be sufficient if delivered by facsimile or overnight mail. Any notice shall be deemed to be given only upon actual receipt.